EXHIBIT 99.1

Agenus Announces Publication of Key Data Showing Antitumor Activity of Prophage Vaccine (HSPPC-96) in Clinical Cancer Research

Large, Randomized Phase 2 Trial of Prophage G-200 With Avastin(R) in Recurrent Glioblastoma Patients to be Conducted by NCI Cooperative Group

LEXINGTON, Mass., Aug. 8, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a biotechnology company working to develop novel immunology-based treatments for cancers and infectious diseases, today announced the publication of key clinical data from a Phase 1 trial of a Prophage Series vaccine (HSPPC-96; vitespen) to treat patients with recurrent glioblastoma multiforme (GBM).

The data from the Phase 1 trial were published online by Clinical Cancer Research in an article titled, "Individual patient-specific immunity against high-grade glioma after vaccination with autologous tumor derived peptides bound to the 96 KD chaperone protein," by Andrew T. Parsa, MD, Ph.D., Professor in the Department of Neurological Surgery at the University of California, San Francisco (UCSF), and principal investigator for the trial. This data will appear in the printed version this fall.

"Our data show that a tumor specific immune response to peptides bound to gp96 can be generated with autologous HSPPC-96 derived from GBM patients undergoing surgical resection," said Dr. Parsa. "In addition, our observations provide evidence for a general mechanism to elicit individual patient-specific immune responses that appear to correlate with clinical outcome. The results affirm the safety and biological activity of an autologous HSPPC-96 approach for recurrent glioma patients."

A total of 12 patients with a mean age of 52 years were treated in the Phase 1 trial receiving HSPPC-96 as a single-agent therapy. Testing of peripheral blood leukocytes (PBLs) before and after vaccination revealed a significant peripheral immune response specific for the peptides bound to HSP-96, in 11 of the 12 patients treated.  Brain biopsies of immune responders after vaccination revealed focal CD4, CD8 and CD56 IFN-gamma positive cell infiltrates, consistent with tumor site-specific immune responses. Immune responders had a median survival of 47 weeks after surgery and vaccination, compared to 16 weeks for the single non-responder. There were no serious adverse events associated with vaccine administration.

In April 2012, the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) approved a study of the HSPPC-96 vaccine in a large, randomized Phase 2 trial in combination with Avastin® (bevacizumab; Genentech/Roche) in patients with surgically resectable recurrent GBM. The study is being sponsored by the Alliance for Clinical Trials in Oncology (referred to as the "Alliance"), an NCI cooperative group formed by the merger of the American College of Surgeons Oncology Group (ACOSOG), Cancer and Leukemia Group B (CALGB), and the North Central Cancer Treatment Group (NCCTG).

The trial is intended to investigate the combination of HSPPC-96 and bevacizumab in a three-arm study of approximately 220 patients with surgically resectable recurrent GBM with the primary endpoint to assess overall survival. The study would compare efficacy of the HSPPC-96 vaccine given with bevacizumab either concomitantly or at progression, versus bevacizumab alone, in the therapy of surgically resectable recurrent GBM. This study design is supported, in part, by a theoretical synergistic effect between HSPPC-96 and bevacizumab. The protocol for this trial is currently undergoing final review and the trial should be initiated around the end of 2012 or early 2013.

The study aims to advance the treatment of GBM, the most common and most malignant form of brain cancer. The potential clinical benefits of Prophage Series vaccine continue to be reported in peer-reviewed publications and at major international medical meetings.

Dr. Parsa has not received any financial support or travel expense reimbursement for this work or for consulting activities on behalf of Agenus. Dr. Parsa does not have an equity interest in Agenus or a financial relationship with the company.

About Glioblastoma Multiforme (GBM)

The incidence rates of primary malignant brain and central nervous system (CNS) cancers have increased over the last three decades.[1] The American Cancer Society estimates that more than 22,000 malignant tumors of the brain or spinal cord were diagnosed during 2010 in the US and that more than 13,000 people would die from these tumors. Glioblastoma is the most common primary malignant brain tumor and accounts for the majority of diagnoses and has been associated with a particularly poor prognosis, with survival rates at 1 and 5 years equaling 33.7% and 4.5%, respectively.[2] The current standard of care for patients with newly diagnosed glioblastoma is surgical resection followed by fractionated external beam radiotherapy and systemic temozolomide[3] resulting in a median overall survival (OS) of 14.6 months[4] based on data from a randomized Phase III trial. Although this treatment can prolong survival, it is not curative and the vast majority of patients with glioblastoma experience recurrent disease, with a median time to recurrence of 7 months.[5] Currently, there is no standard treatment for patients with recurrent glioblastoma, although additional surgery, chemotherapy (i.e., CCNU, temozolomide), bevacizumab, and radiotherapy are used.

About Prophage Series and the Heat Shock Protein (HSP) Platform

Derived from each individual's tumor, the Company's Prophage Series vaccines contain the 'antigenic fingerprint' of the patient's particular cancer and are designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Prophage Series vaccines are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage G Series vaccines are currently being studied in two different settings of glioma: newly diagnosed and recurrent disease.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 18 programs are in clinical development. For more information, please visit www.agenusbio.com.

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Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding clinical trial activities; data, results and timelines of the company and its licensees and collaborators. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2012. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

References

1. Maher EA, McKee AC. In: Atlas of diagnostic oncology. 3. Skarin AT, Canellos GP, editor. London: Elsevier Science; 2003. Neoplasms of the central nervous system; pp. 5--10.

2. Central Brain Tumor Registry of the United States (CBTRUS) 2010 CBTRUS statistical report: primary brain and central nervous system tumors diagnosed in the United States in 2004-2006. http://www.cbtrus.org/reports/reports.html.

3. National Comprehensive Cancer Network clinical practice guidelines in oncology-central nervous system cancers. v.1.2010.

4. Stupp R, Mason WP, van den Bent MJ, Weller M, Fisher B, Taphoorn MJ, Belanger K, Brandes AA, Marosi C, Bogdahn U, Curschmann J, Janzer RC, Ludwin SK, Gorlia T, Allgeier A, Lacombe D, Cairncross JG, Eisenhauer E, Mirimanoff RO. European Organisation for Research and Treatment of Cancer Brain Tumor and Radiotherapy Groups; National Cancer Institute of Canada Clinical Trials Group. Radiotherapy plus concomitant and adjuvant temozolomide for glioblastoma. N Engl J Med. 2005;352(10):987--996. doi: 10.1056/NEJMoa043330.

5. Wen PY, DeAngelis LM. Chemotherapy for low-grade gliomas: emerging consensus on its benefits. Neurology. 2007;68(21):1762--1763. doi: 10.1212/01.wnl.0000266866.13748.a9.

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